Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2017 Third Quarter 2017 Cash Distribution

HOUSTON, TEXAS –(Marketwired- October 24, 2017) –TC PipeLines, LP (NYSE:TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership's quarterly cash distribution for the third quarter ended September 30, 2017 of $1.00 per common unit.  The distribution is unchanged from the second quarter 2017 distribution and represents a 6 percent increase from the $0.94 per common unit paid for third quarter of 2016.

This cash distribution is the 74th consecutive quarterly distribution paid by the Partnership and is payable on November 14, 2017 to unitholders of record at the close of business on November 3, 2017.

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Enquiries:
Mark Cooper / James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Enquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com